Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 7, 2010, relating to the consolidated financial statements of Avanir Pharmaceuticals, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Avanir Pharmaceuticals, Inc. for the year ended September 30, 2010.
/s/ KMJ Corbin & Company LLP
Costa Mesa, California
March 30, 2011